UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 3, 2003

RATEXCHANGE CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-15831	11-2936371
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 MONTGOMERY STREET, 18th FLOOR, SAN FRANCISCO, CALIFORNIA	94111-2622
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 248-5600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events

In 2001, Ratexchange completed private offerings of convertible notes, in an aggregate principal amount of $3.5 million, due December 31, 2011. The notes bear interest at 12% per annum and may be converted into shares of Ratexchange’s common stock at the election of the holder anytime before their maturity or their redemption or repurchase by Ratexchange. The conversion rate is 2,703 shares of common stock per each $1,000 principal amount of notes. Prior to June 30, 2003, certain investors converted their notes with a principal amount of $350,000 into common stock.

In June 2003, the stockholders of Ratexchange approved the offer to exchange the current convertible notes for Series C convertible preferred stock. On June 30, 2003, investors elected to exchange their notes with a principal amount of $2.7 million for 10,800,000 shares of Series C preferred stock. The Series C convertible preferred stock is convertible on demand of the holder into Ratexchange’s common stock at a ratio of 1:1. The holders of the Series C preferred stock will receive an annual dividend at the rate of 3.0% per annum, paid in cash.

Item 7.	Exhibits

99.1	Securities Exchange Agreement in connection with Ratexchange Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RATEXCHANGE CORPORATION

Date: July 3, 2003	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman Chairman and Chief Executive Officer